Exhibit 99.1

[West Marine Logo]

WEST MARINE REPORTS IMPROVED FIRST QUARTER 2015 RESULTS

WATSONVILLE, CA, April 30, 2015 - West Marine, Inc. (Nasdaq: WMAR) today reported financial results for the first quarter ended April 4, 2015.

•	Net revenues increased by 12.1% over last year to $127.1 million.
•	Comparable store sales increased by 13.3%. Approximately 6% of this increase was attributable to the calendar shift in fiscal 2014 from a 53 week fiscal year to a 52 week fiscal year in fiscal 2015, which has a meaningful impact on the company’s seasonal business.
•	Pre-tax loss was $18.1 million, compared to a pre-tax loss of $19.2 million last year.
•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was a loss of $13.0 million, compared to an EBITDA loss of $15.0 million for the same period last year.
•	Fiscal 2015 pre-tax guidance is reaffirmed. Pre-tax income is expected to range from $6.0 million to $11.0 million, compared to pre-tax income of $4.0 million for 2014.
•	Remained debt-free at quarter-end with $115.8 million available on our revolving credit line at the end of the period.

Matt Hyde, West Marine’s CEO, commented: “The 2015 boating season is off to a strong start and we are very pleased with our comparable store sales results in the first quarter. Our three key strategies performed well as a result of excellent execution by the entire West Marine team. Also, we introduced our first Super Sale in March, which drove top line sales and brought new customers into our stores. We believe we are well positioned for the peak boating in the months ahead.”

Progress on our growth strategies during the first quarter was as follows:

•	eCommerce: Sales from our eCommerce websites were up by 27.1% as compared to last year, and represented 9.3% of total sales, compared to 8.2% for the same period last year.
•	Store optimization: Sales driven by our store optimization strategy increased to 43.1% of total sales compared to 38.2% last year. During the quarter, we opened two new flagship stores and revitalized nine existing stores.
•	Merchandise expansion: Sales in these product lines, which include footwear, apparel, clothing accessories, fishing products and paddle sports equipment, were up by 21.2%, with core product sales up 11.1%, compared to last year.

Net revenues for the 13 weeks ended April 4, 2015 were $127.1 million, an increase of 12.1%, compared to net revenues of $113.3 million for the 13 weeks ended March 29, 2014. Comparable store sales increased by 13.3% for the first three months of 2015 versus the 1.7% decrease reported for the same period last year. As noted above, approximately 6% of this increase is attributable to the fiscal calendar shift from 53 weeks in fiscal 2014 to 52 weeks in fiscal 2015, which has a meaningful impact on our seasonal business. As the boating season builds toward our peak selling months, we expect that we will continue to see a benefit during the first half of the year from this calendar shift. However, during the second half of the year, we expect negative year-over-year comparisons due to the calendar shift, particularly during the third quarter as we move out of the key boating season. The annualized impact is expected to be negligible.

Pre-tax margin improved by 2.8% of revenues to (14.2)% for the first quarter compared to (17.0)% for the first quarter last year. This change was primarily driven by a decrease in selling, general and administrative expense of 3.5% of revenues, partially offset by a 0.8% lower gross profit margin driven by higher inventory shrinkage expense during the first quarter this year.

Net loss for the first quarter was $10.3 million, or ($0.42) per share, compared to net loss of $11.0 million, or ($0.46) per share for the first quarter last year.

Total inventory at the end of the first quarter was $256.6 million, an $11.4 million, or 4.7%, increase versus the balance at March 29, 2014, and a 5.4% increase on an inventory per square foot basis.

2015 Guidance

We are reaffirming our expectation for pre-tax income for the year to be in a range of approximately $6.0 million to $11.0 million. We are also reaffirming our guidance for EBITDA to be in the range of approximately $26.0 million to $31.0 million. Our GAAP diluted earnings per share is expected to be in the range of approximately $0.14 to $0.27. We still anticipate comparable store sales for full-year 2015 to range from up 1.0% to up 4.0%. We also continue to anticipate capital expenditures for fiscal 2015 to be in the range of $22 million to $25 million.

Investor Conference Call

West Marine will hold a conference call and webcast on Thursday, April 30, 2015, at 1:00 p.m. Eastern Time (“EDT”) to discuss its first quarter 2015 financial results. The live call will be webcast and available in real time on the Internet at westmarine.com under "Investor Relations." Participants may also dial (888) 756-1546 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 30281251.

An audio replay of the call will be available April 30, 2015 at 4:00 p.m. EDT through May 7, 2015 at 11:59 p.m. EDT. The replay number is (855) 859-2056 in the United States and Canada and (404) 537-3406 for international calls. The access code is 30281251.

About West Marine

Founded in 1968 by a sailor, West Marine, Inc. is the largest omni-channel specialty retailer exclusively offering boating gear, apparel and footwear and other waterlife-related products to anyone who enjoys recreational time on or around the water. With over 270 stores located in 38 states, Puerto Rico and Canada and an eCommerce website reaching domestic and international customers, West Marine is the leading waterlife outfitter for cruisers, sailors, anglers, paddle sports enthusiasts and industry service providers. West Marine has everything you need for your life on the water. For more information on West Marine, its products and store locations, visit westmarine.com or call 1-800-BOATING (1-800-262-8464). West Marine’s stock is traded on NASDAQ under the symbol WMAR.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These risks and uncertainties include, among other things, expectations related to our earnings and growth in profitability, expectations and projections with respect to our ability to execute on our strategic growth strategies, expectations related to our ability to increase profitability, expectations related to our ability to manage our assets, including inventory productivity, reduce our operating expenses, and our expectations for full-year 2015 results, as well as facts and assumptions underlying these expectations and projections. In addition, the results presented in this release are preliminary and unaudited, and may change as we finalize our financial statements. Actual results for the first quarter of 2015 and the current fiscal year may differ materially from the preliminary expectations expressed or implied in this release due to various risks, uncertainties or other factors, including the risk factors set forth in West Marine’s annual report on Form 10-K for the fiscal year ended January 3, 2015, as well as the discussion of critical accounting policies in our Form 10-K for the year ended January 3, 2015. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Information

This release references certain financial information not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), specifically EBITDA. We believe that EBITDA provides a clearer picture of operating performance of the business, given the significant investments we are making in the growth of the business, by eliminating the effects of depreciation and interest expense. EBITDA is not a measure of financial performance under GAAP and may not be defined and calculated by other companies in the same manner. This non-GAAP measure should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management has reconciled this non-GAAP financial measure to the most directly comparable GAAP financial measure in the table set forth below.

Contact: West Marine, Inc.

Deborah Ajeska, Controller and Principal Financial Officer

(831) 761-4229

West Marine, Inc.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

	April 4, 2015	March 29, 2014
ASSETS
Current assets:
Cash	$6,637	$10,436
Trade receivables, net	9,639	9,287
Merchandise inventories	256,633	245,179
Deferred income taxes	5,487	4,388
Other current assets	33,052	27,881
Total current assets	311,448	297,171

Property and equipment, net	81,937	74,939
Long-term deferred income taxes	3,887	5,574
Other assets	3,898	3,548
TOTAL ASSETS	$401,170	$381,232

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$53,525	$46,713
Accrued expenses and other	45,210	44,435
Total current liabilities	98,735	91,148

Deferred rent and other	19,920	15,653
Total liabilities	118,655	106,801

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 25,239,559 shares issued and 24,550,670 shares outstanding at April 4, 2015, and 24,712,822 shares issued and 24,023,933 shares outstanding
at March 29, 2014.	25	25
Treasury stock	(9,205)	(9,089)
Additional paid-in capital	209,545	204,127
Accumulated other comprehensive loss	(446)	(524)
Retained earnings	82,596	79,892
Total stockholders' equity	282,515	274,431
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$401,170	$381,232

West Marine, Inc.

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	April 4, 2015		March 29, 2014
Net revenues	$127,067	100.0%	$113,338	100.0%
Cost of goods sold	100,085	78.8%	88,415	78.0%
Gross profit	26,982	21.2%	24,923	22.0%
Selling, general and administrative expense	44,975	35.4%	44,041	38.9%
Loss from operations	(17,993)	(14.2)%	(19,118)	(16.9)%
Interest expense	112	0.0%	108	0.1%
Loss before income taxes	(18,105)	(14.2)%	(19,226)	(17.0)%
Income tax benefit	(7,846)	(6.1)%	(8,211)	(7.3)%
Net loss	$(10,259)	(8.1)%	$(11,015)	(9.7)%

Net loss per common and common equivalent share:

Basic	$(0.42)		$(0.46)
Diluted	$(0.42)		$(0.46)

Weighted average common and common equivalent
shares outstanding:
Basic	24,486		24,141
Diluted	24,486		24,141

West Marine, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	13 Weeks Ended
	April 4, 2015	March 29, 2014

OPERATING ACTIVITIES:
Net loss	$(10,259)	$(11,015)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,025	4,055
Share-based compensation	685	867
Excess tax benefit from share-based compensation	-	(108)
Deferred income taxes	(175)	(72)
Provision for doubtful accounts	55	(34)
Lower of cost or market inventory adjustments	1,423	1,024
Loss on asset disposals	144	41
Changes in assets and liabilities:
Trade receivables	(2,851)	(2,812)
Merchandise inventories	(43,759)	(43,167)
Other current assets	(7,261)	(8,521)
Other assets	3	(120)
Accounts payable	20,152	24,803
Accrued expenses and other	4,150	7,236
Deferred items and other non-current liabilities	(28)	77
Net cash used in operating activities	(32,696)	(27,746)

INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	17	5
Purchases of property and equipment	(7,507)	(6,226)
Net cash used in investing activities	(7,490)	(6,221)

FINANCING ACTIVITIES:
Borrowings on line of credit	366	427
Repayments on line of credit	(366)	(427)
Proceeds from exercise of stock options	1,136	546
Excess tax benefit from share-based compensation	-	108
Treasury shares acquired	(34)	(4,684)
Net cash provided by (used in) financing activities	1,102	(4,030)

Effect of exchange rate changes on cash	46	25

NET DECREASE IN CASH	(39,038)	(37,972)

CASH AT BEGINNING OF PERIOD	45,675	48,408
CASH AT END OF PERIOD	$6,637	$10,436
Other cash flow information:
Cash paid for interest	$69	$73
Cash paid for income taxes, net of refunds of $80 and $1,391	7	(697)
Non-cash investing activities:
Property and equipment additions in accounts payable	596	1,272

West Marine

Reconciliations of Non-GAAP Information

Net Income (loss) to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")

(Unaudited and in millions)

	13 Weeks Ended	13 Weeks Ended
	April 4, 2015	March 29, 2014

GAAP net loss	(10.3)	(11.0)

Add Back:
Interest Expense	0.1	0.1
Depreciation and Amortization	5.0	4.1
Income Tax Benefit	(7.8)	(8.2)
	(2.7)	(4.0)

EBITDA	(13.0)	(15.0)

	Estimated
	Fiscal Year 2015
	Low	High
Estimated GAAP net income	3.6	6.5

Add Back Estimated:
Interest Expense	0.4	0.4
Depreciation and Amortization	19.6	19.6
Income Tax Expense	2.4	4.5
	22.4	24.5

Estimated EBITDA	26.0	31.0